UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 29, 2014, Violin Memory, Inc. (“Violin”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with SK hynix Inc. (“SK hynix”), pursuant to which Violin agreed to sell specified assets primarily used in its PCIe product line, consisting of intellectual property and certain fixed assets. As consideration for the transaction, SK hynix agreed to pay $23.0 million in cash and to assume certain employee-related liabilities of approximately $0.5 million. The purchase price is subject to a downward adjustment to the extent certain conditions are not satisfied.

Under the terms of the Purchase Agreement, Violin agreed to indemnify SK hynix for breaches of Violin’s representations, warranties and covenants. In support of these indemnification obligations, ten percent (10%) of the purchase price otherwise payable at closing will be deposited into an escrow account for 12 months. In addition, Violin agreed not to compete with the PCIe product line being sold under the Purchase Agreement for a period of three years, subject to early termination under specified conditions.

In connection with the closing of the transaction contemplated by the Purchase Agreement, Violin and SK hynix anticipate entering into a patent cross-license agreement (the “Patent Cross-License”), pursuant to which Violin will agree to license certain specified intellectual property to SK hynix, SK hynix will agree to license specified intellectual property to Violin and Violin will agree to a covenant not to sue under specified circumstances.

The closing of the transaction contemplated by the Purchase Agreement, which is subject to the satisfaction of certain customary conditions, is expected to occur by the end of June 2014.

The foregoing description of the Purchase Agreement and the Patent Cross-License is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and the Patent Cross-License, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On May 26, 2014, Violin and Toshiba Corporation (“Toshiba”) entered into a Mutual Termination of Contract Agreement (the “Termination Agreement”) pursuant to which Violin and Toshiba agreed to terminate the PCIe Card Development Agreement (the “Development Agreement”) previously entered into by Violin and Toshiba on July 16, 2013. In accordance with the terms of the Development Agreement, Violin has agreed to pay to Toshiba approximately $5.8 million within thirty days of the Termination Agreement as a result of the termination of the Development Agreement, and Violin will retain approximately $10.2 million in fees previously paid under the Development Agreement.

As of March 31, 2014, Toshiba held more than 10% of the outstanding common stock of Violin. In addition, Toshiba and Violin are parties to that certain Supply Agreement dated June 27, 2011, as amended. The Termination Agreement does not affect the Supply Agreement, which remains in full force and effect.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

2.1*	Asset Purchase Agreement by and between Violin Memory, Inc. and SK hynix Inc. dated as of May 29, 2014.

10.1	Form of Patent Cross-License Agreement by and between Violin Memory, Inc. and SK hynix Inc.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Violin may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: May 29, 2014	By:	/s/ Cory Sindelar
Cory Sindelar, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1*	Asset Purchase Agreement by and between Violin Memory, Inc. and SK hynix Inc. dated as of May 29, 2014.

10.1	Form of Patent Cross-License Agreement by and between Violin Memory, Inc. and SK hynix Inc.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Violin may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.